Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-02

Northern States Power Company

(a Wisconsin corporation)

$100,000,000 3.75% FIRST MORTGAGE BONDS, SERIES DUE DECEMBER 1, 2047

Issuer:	Northern States Power Company (a Wisconsin corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	November 27, 2017

Settlement Date:	December 4, 2017 (T+5)

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on June 1, 2018

Principal Amount:	$100,000,000

Maturity Date:	December 1, 2047

Reference Benchmark:	2.75% due August 15, 2047

Benchmark Price:	99 - 22

Benchmark Yield:	2.765%

Spread to Reference Benchmark:	+100 bps

Yield to Maturity:	3.765%

Coupon:	3.75%

Price to Public:	99.732% of principal amount

Net Proceeds to Issuer:	$98,857,000 (after underwriting discount but before transaction expenses)

Optional Redemption Provisions:

Make-Whole Call:	Prior to June 1, 2047 (the par call date), T +15 bps (calculated to the par call date)

Par Call:	On or after June 1, 2047, at par

CUSIP/ISIN:	665789 AZ6/US665789AZ63

Minimum Denominations:	$1,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037 or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.